Exhibit 99.1

NEWS: For release April 27, 2005

Contact:     John D. Giolli
       Millennium Cell Inc.
(732) 542-4000

Investors:     Betsy Brod/Jonathan Schaffer
Brod & Schaffer, LLC
(212) 750-5800

MILLENNIUM CELL REPORTS FIRST QUARTER RESULTS

Eatontown, NJ—April 27, 2005 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen batteries today reported a net loss for the quarter ended March 31, 2005 of $3.1 million, or $0.08 per share, as compared to $3.4 million, or $0.10 per share in the same period of 2004. Adjusted for non-cash charges, net loss for the quarter was $2.6 million, or $0.07 per share, as compared to an adjusted net loss of $3.1 million or $0.09 per share, in the first quarter of 2004.

Excluding the private placement closed in February 2004, cash used during the first quarter of 2005 was $1.2 million as compared to $2.1 million for the same period of 2004, a decrease of $0.9 million. This decrease was primarily due to cash received from stock option and warrant exercises during the first quarter of 2005 and is in line with our expectations.

H. David Ramm, Millennium Cell Chief Executive Officer, commented, “The first quarter marked a period of significant accomplishment for Millennium Cell. We demonstrated our technology for military and consumer market applications, secured a strategic relationship with The Dow Chemical Company, and positioned ourselves for future success by strengthening our balance sheet through a private placement.

“Our focus on developing hydrogen battery technology for introduction in portable electronic devices remains the priority at Millennium Cell. The next step is to engage with device manufacturers and fuel cell partners to bring our technology to commercialization. We are well on our way to delivering on our business plan,” concluded Mr. Ramm.

The Company will host a conference call on April 28th, at 10:00 a.m., EDT to discuss its first quarter results. Interested parties may listen to the live teleconference by dialing 1-866-257-2066 and entering passcode 92196131. A telephonic replay of the conference call will also be available through May 5, 2005, by calling 1-888-286-8010 and entering passcode 92277590.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “plan,” “anticipate,” “on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations” in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2004. Millennium Cell believes that Net Loss - adjusted, which excludes non-cash equity charges, is a more meaningful financial measure to compare to prior periods as it is a better indicator of cash spending and is also how its management views the business internally.

Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

Three Months Ended
Statement of Operations	Mar.,05	Mar.,04
Revenue	$0.1	$-
Cost of revenue	0.1	-
Gross margin	-	-

Product development and marketing	1.1	1.0
General and administrative	0.9	1.6
Non-cash charges	0.5	0.3
Depreciation and amortization	0.1	0.2
Research and development	0.2	-
Total operating expenses	2.8	3.1

Loss from operations - as reported	(2.8)	(3.1)
Loss from operations - adjusted (1)	(2.2)	(2.8)
Interest expense	0.3	0.3
Net loss - as reported	$(3.1)	$(3.4)

Net loss per share	$(0.08)	$(0.10)

Weighted-average number of shares outstanding	40.2	35.4

Reconciliation of Net Loss to Adjusted Net Loss:
Net loss - as reported	$(3.1)	$(3.4)
Less: Non-cash charges	0.5	0.3
Net loss - adjusted (1)	$(2.6)	$(3.1)

Net loss per share - adjusted (1)	$(0.07)	$(0.09)

(1) Excludes non-cash charges.

Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Mar., 05	Dec., 04
Unrestricted cash (1)	$7.0	$8.2
Restricted cash (2)	3.0	3.0
Fixed assets, net	0.6	0.7
Patents and licenses, net	0.6	0.5
Other assets	1.3	0.9
Total assets	$12.5	$13.3

Accounts payable and accrued expenses	$1.3	$1.2
Secured debentures, net of discount	2.4	2.4
Unsecured debentures, net of discount	1.9	5.1
Other liabilities	0.4	0.4
Stockholders' equity	6.5	4.2
Total liabilities and stockholders' equity	$12.5	$13.3

(1) Decrease in cash from $8.2 (Dec.,04) to $7.0 (Mar.,05) was $1.2 million: ($2.1) cash consumed in operations
+ ($0.3) working capital + $1.2 cash provided by warrant and option exercises.

(2) Cash restricted is collateral for secured debentures and facility lease.